EXHIBIT 99.1

Kroger Reports First Quarter 2011 Results

Identical Supermarket Sales Increased 4.6% without Fuel

Fiscal 2011 Guidance Increased

CINCINNATI, Ohio, June 16, 2011 — The Kroger Co. (NYSE: KR) today reported total sales, including fuel, increased 11.0% to $27.5 billion in the first quarter of fiscal 2011 compared with $24.7 billion for the same period last year. In the first quarter, which ended May 21, 2011, total sales, excluding fuel, increased 4.8% over the same period last year.

Identical supermarket sales, without fuel, increased 4.6% in the first quarter over the same period last year. This marks 30 consecutive quarters of identical supermarket sales increases for Kroger.

Net earnings for the first quarter totaled $432.3 million, or $0.70 per diluted share. Net earnings in the same period last year were $373.7 million, or $0.58 per diluted share.

“Our Customer 1st strategy is clearly connecting with customers,” said David B. Dillon, Kroger’s chairman and chief executive officer. “We have shown that our focus on people, products, prices and the shopping experience is meaningful to customers through both good and challenging times. As a result, we achieved strong performance across the company.”

Details of First Quarter 2011 Results

FIFO gross margin was 21.42% of sales for the first quarter of fiscal 2011. Excluding retail fuel operations, FIFO gross margin decreased 4 basis points from the same period last year. Supermarket selling gross margin declined 7 basis points without fuel from the same period last year.

Kroger recorded a $46.0 million LIFO charge during the quarter compared to $15.4 million last year. Kroger also increased its estimated LIFO charge for the year to $150 million from the original estimate of $50 million to $75 million.

Operating, general and administrative (OG&A) costs were 15.76% of sales.  Excluding retail fuel operations, OG&A decreased 36 basis points from the same period last year.  The benefits of leverage from strong sales, productivity improvements and outstanding cost control more than offset rising credit card fees, health care and pension costs.

First quarter operating margin was 2.95% of sales.  Excluding fuel, on a rolling four quarters basis the company’s operating margin increased by 12 basis points.

Financial Strategy

Capital investment, excluding acquisitions and purchases of leased facilities, totaled $573.1 million for the first quarter, compared with $532.2 million for the same period last year.

Net total debt was $7.1 billion, an increase of $47.3 million from a year ago. On a rolling four quarters basis, Kroger’s net total debt to EBITDA ratio, adjusted for impairment charges in 2010 and 2009, was 1.79 compared with 1.91 during the same period last year.

Strong cash flow enabled Kroger to invest $544.3 million to repurchase 23.1 million shares of stock at an average price of $23.55 per share during the first quarter. At the end of the first quarter, approximately $602.7 million remained under the $1 billion stock repurchase program announced in March 2011.

Fiscal 2011 Guidance

Kroger updated its identical supermarket sales and earnings guidance for fiscal 2011. The company now expects identical supermarket sales growth, excluding fuel, of 3.5% to 4.5% for the year. The previous guidance range was 3% to 4%.

For the full year, Kroger increased its earnings guidance to $1.85 to $1.95 per diluted share. Based on the current operating environment, the company expects to achieve results near the top end of this range. The increase reflects the strength of the company’s first quarter results and the higher estimated LIFO charge. The original guidance was $1.80 to $1.92 per diluted share.

“Our guidance for the year reflects the balance we strive to achieve across our business — including strong identical sales growth and outstanding cost control, as well as increased earnings and earnings per share,” Mr. Dillon said. “Our Customer 1st strategy will drive increased sales, cash flow and earnings growth well into the future.”

Kroger, the nation’s largest traditional grocery retailer, employs more than 338,000 associates who serve customers in 2,449 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 785 convenience stores, 359 fine jewelry stores, 1,035 supermarket fuel centers and 40 food processing plants in the U.S. Kroger, headquartered in Cincinnati, Ohio, focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local organizations in the communities it serves. For more information about Kroger, please visit www.kroger.com.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result, in addition to disclosing such rates including the effect of retail fuel operations, Kroger also discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expects,” “increased,” “guidance,” “estimated,” “will,” and “updated.” Aggressive competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, the impact of increasing fuel costs on consumer spending, and labor disputes, particularly as the company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth and earnings per share. Earnings per share also will be affected by the number of shares outstanding and volatility in the company’s fuel margins. Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation. Our results also will be affected by rising commodity costs, the inconsistency of the economic recovery, consumer confidence, changes in government-funded benefit programs, and changes in inflation or deflation in product and operating costs. Our LIFO charge and the timing of our recognition of LIFO expense will be affected by changes in product costs during the year.  Our ability to increase cash flow will be affected by all of the factors identified above. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on June 16, 2011 at www.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, June 16 through Thursday, June 30, 2011.

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2011		2010

SALES	$27,460.9	100.00%	$24,738.4	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	21,624.4	78.75	19,154.6	77.43
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,327.0	15.76	4,184.0	16.91
RENT	199.5	0.73	199.6	0.81
DEPRECIATION AND AMORTIZATION	499.0	1.82	477.7	1.93

OPERATING PROFIT	811.0	2.95	722.5	2.92

INTEREST EXPENSE	138.0	0.50	132.0	0.53

EARNINGS BEFORE INCOME TAX EXPENSE	673.0	2.45	590.5	2.39

INCOME TAX EXPENSE	252.1	0.92	215.9	0.87

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	420.9	1.53	374.6	1.51

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(11.4)	(0.04)	0.9	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$432.3	1.57%	$373.7	1.51%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.71		$0.58

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	608.1		641.3

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.70		$0.58

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	612.0		644.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

Note:  The Company defines selling gross margin, as described in the earnings release related to the Company’s supermarkets, as gross margin before incurring expenses directly related to distributing and merchandising the products on its store shelves.  These expenses include advertising, warehousing, transportation, and shrink.  Selling gross margin is a measure of how competitively the Company is pricing the products it sells.

(a)     Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)   LIFO charges of $46.0 and $15.4 were recorded in the first quarter of 2011 and 2010, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 21,	May 22,
	2011	2010

ASSETS
Current Assets
Cash	$174.1	$155.5
Temporary cash investments	256.8	446.0
Deposits in-transit	716.4	674.5
Receivables	854.4	828.2
Inventories	4,834.4	4,771.5
Prepaid and other current assets	366.6	305.7

Total current assets	7,202.7	7,181.4

Property, plant and equipment, net	14,192.0	13,975.8
Goodwill	1,139.8	1,158.4
Other assets	576.8	565.5

Total Assets	$23,111.3	$22,881.1

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$587.1	$528.2
Trade accounts payable	4,225.5	3,963.1
Accrued salaries and wages	889.1	831.8
Deferred income taxes	219.5	353.6
Other current liabilities	2,399.4	2,124.4

Total current liabilities	8,320.6	7,801.1

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	6,745.5	6,936.1
Adjustment to reflect fair-value interest rate hedges	47.6	61.2
Long-term debt including obligations under capital leases and financing obligations	6,793.1	6,997.3

Deferred income taxes	694.6	559.7
Pension and postretirement benefit obligations	973.1	1,075.2
Other long-term liabilities	1,125.7	1,341.5

Total Liabilities	17,907.1	17,774.8

Shareowners’ equity	5,204.2	5,106.3

Total Liabilities and Shareowners’ Equity	$23,111.3	$22,881.1

Total common shares outstanding at end of period	600.2	639.9
Total diluted shares year-to-date	612.0	644.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$420.9	$374.6
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	499.0	477.7
LIFO charge	46.0	15.4
Stock-based employee compensation	23.8	25.9
Expense for Company-sponsored pension plans	23.1	21.7
Asset impairment charges	9.4	11.7
Deferred income taxes	(57.0)	(8.4)
Other	31.0	(1.7)
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(50.4)	(20.2)
Receivables	(2.9)	11.5
Inventories	85.8	148.4
Prepaid expenses	(48.3)	255.2
Trade accounts payable	68.0	156.0
Accrued expenses	31.3	(55.4)
Income taxes receivable and payable	151.5	164.9
Contribution to Company-sponsored pension plan	—	(27.0)
Other	4.3	2.6

Net cash provided by operating activities	1,235.5	1,552.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(520.9)	(541.7)
Payments for acquisitions	—	(6.6)
Proceeds from sale of assets	2.9	7.9
Other	9.0	(3.8)

Net cash used by investing activities	(509.0)	(544.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	1.7	5.7
Proceeds from issuance of long-term debt	2.7	3.3
Payments on long-term debt	(506.9)	(543.8)
Dividends paid	(65.3)	(61.4)
Excess tax benefits on stock-based awards	2.3	1.2
Proceeds from issuance of capital stock	59.6	12.1
Treasury stock purchases	(544.3)	(79.5)
Decrease in book overdrafts	(69.5)	(82.6)
Investment in the remaining interest of a variable interest entity	—	(85.8)
Other	(0.5)	(0.2)

Net cash used by financing activities	(1,120.2)	(831.0)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	(393.7)	177.7

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	824.6	423.8
END OF QUARTER	$430.9	$601.5

Reconciliation of capital expenditures:
Payments for capital expenditures	$(520.9)	$(541.7)
Changes in construction-in-progress payables	(58.7)	(0.7)
Total capital expenditures	$(579.6)	$(542.4)

Disclosure of cash flow information:
Cash paid during the quarter for interest	$133.9	$148.8
Cash paid during the quarter for income taxes	$149.3	$53.8

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	FIRST QUARTER
	2011	2010

INCLUDING FUEL CENTERS	$24,683.6	$22,472.4
EXCLUDING FUEL CENTERS	$20,788.1	$19,872.6

INCLUDING FUEL CENTERS	9.8%	6.8%
EXCLUDING FUEL CENTERS	4.6%	2.4%

COMPARABLE SUPERMARKET SALES (b)

	FIRST QUARTER
	2011	2010

INCLUDING FUEL CENTERS	$25,260.7	$22,960.8
EXCLUDING FUEL CENTERS	$21,276.6	$20,313.8

INCLUDING FUEL CENTERS	10.0%	7.1%
EXCLUDING FUEL CENTERS	4.7%	2.7%

(a)          Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)         Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations.

Table 5.  Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity.  Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company’s credit facility.  Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the first quarter of 2011 to the balance in the first quarter of 2010.

	May 21,	May 22,
	2011	2010	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$587.1	$528.2	$58.9
Face-value of long-term debt including obligations under capital leases and financing obligations	6,745.5	6,936.1	(190.6)
Adjustment to reflect fair-value interest rate hedges	47.6	61.2	(13.6)

Total debt	$7,380.2	$7,525.5	$(145.3)

Less: Temporary cash investments	256.8	446.0	(189.2)
Prepaid employee benefits	—	3.4	(3.4)

Net total debt	$7,123.4	$7,076.1	$47.3